
                                                       Thirteen Weeks Ended               Twenty-Six Weeks Ended
                                                  December 27,      December 29,      December 27,      December 29,
                                                     1996               1995              1996             1995
                                                                 (000's omitted, except per share data)


PRIMARY
Weighted Average Shares Outstanding                    9,613            9,562            9,610             9,526

Net effect of dilutive stock
 options-based on the
 treasury stock method using
 average market price                                    182              261              189               368
                                                     --------         -------          -------           -------
     Total                                             9,795            9,823            9,799             9,894


Net income                                         $     335        $     696        $   1,094         $   3,327


Net income per share                               $    0.03        $    0.07        $    0.11         $    0.34


FULLY DILUTED
Weighted Average Shares Outstanding                    9,613            9,562            9,610             9,526

Net effect of dilutive  stock  options-based
 on the treasury stock method using the
 greater of the average market price or
 period end market price                                 182              261              189               368
                                                     --------         -------          -------           -------
     Total                                             9,795            9,823            9,799             9,894


Net income                                         $     335        $     696        $   1,094         $   3,327


Net income per share                               $    0.03        $    0.07        $    0.11         $    0.34
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